EXHIBIT 99.1
Novocure Announces Favorable Recommendation to Continue the Phase 3 Pivotal INNOVATE-3 Study of Tumor Treating Fields in Ovarian Cancer

Pre-specified interim analysis concluded that the INNOVATE-3 study should proceed to final analysis as planned

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today announced the results of a pre-specified interim analysis for the phase 3 pivotal INNOVATE-3 study evaluating the safety and efficacy of Tumor Treating Fields (TTFields) together with paclitaxel for the treatment of patients with platinum-resistant ovarian cancer.

An independent data monitoring committee (DMC) reviewed the safety data for all platinum-resistant ovarian cancer patients enrolled on the trial. In addition, an analysis of overall survival was performed on the first 540 patients randomized. The interim analysis did not indicate a need to increase the sample size and the DMC recommended that the study should continue to final analysis as planned.

“Completion of the DMC interim analysis represents the next milestone in our journey to address the significant unmet need for patients diagnosed with platinum-resistant ovarian cancer,” said Dr. Ely Benaim, Novocure’s Chief Medical Officer. “I would like to thank our investigators and collaborators, ENGOT and The GOG Foundation, as well as our patients for their passion and bravery. We look forward to reviewing final data next year.”

The INNOVATE-3 study is designed to evaluate the safety and effectiveness of TTFields together with paclitaxel in patients with platinum-resistant ovarian cancer. There remains a significant unmet need for treatments for platinum-resistant ovarian cancer, for which approximately 16,000 patients are diagnosed each year in the U.S. The primary endpoint of INNOVATE-3 is overall survival. Secondary endpoints include progression-free survival, objective response rate, severity and frequency of adverse events, time to undisputable deterioration in health-related quality of life or death, and quality of life. The study accrued 540 patients as of October 2021 and data will be reviewed in 2023, following an 18 month follow-up period.

The European Network for Gynaecological Oncological Trial groups ("ENGOT") and The GOG Foundation, Inc. ("GOG"), third-party clinical trial networks, are collaborating with Novocure on the trial. Both ENGOT and GOG were involved in the development and facilitation of the trial at leading cancer centers in Europe and the United States.

About Ovarian Cancer
In the U.S., ovarian cancer ranks fifth in cancer deaths among women, with approximately 24,000 women diagnosed each year. Ovarian cancer incidence increases with age, and the median age at time of diagnosis is 63 years old.

Physicians use different combinations of surgery and pharmacological therapies to treat ovarian cancer, depending on the stage of the disease. Surgery is usually used in early stages of the disease and is usually combined with chemotherapy, including paclitaxel and platinum-based chemotherapy. Unfortunately, the majority of patients are diagnosed at an advanced stage when the cancer has spread outside of the ovaries to include regional tissue involvement and/or metastases. Platinum-based chemotherapy remains part of the standard of care in advanced ovarian cancer, but most patients with advanced ovarian cancer will have tumor progression or, more commonly, recurrence. Almost all patients with recurrent disease ultimately develop platinum resistance, and the prognosis for this population remains poor.

About Tumor Treating Fields
Tumor Treating Fields, or TTFields, are electric fields that disrupt cancer cell division. Fundamental scientific research extends across more than two decades and, in all preclinical research to date, TTFields have demonstrated a consistent anti-mitotic effect. TTFields therapy is intended principally for use together with other standard-of-care cancer treatments. There is a growing body of evidence that supports TTFields’ broad applicability with certain other cancer therapies, including radiation therapy, certain chemotherapies and certain immunotherapies. In clinical research and commercial experience to date, TTFields therapy has exhibited no systemic toxicity, with mild to moderate skin irritation being the most common side effect. The TTFields global development program includes a network of preclinical collaborators and a broad range of clinical trials across all phases, including four phase 3 pivotal trials in a variety of tumor types. To date, more than 22,000 patients have been treated with TTFields therapy.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma and malignant pleural mesothelioma. Novocure has ongoing or completed clinical studies investigating Tumor Treating Fields in brain metastases, gastric cancer, glioblastoma, liver cancer, non-small cell lung cancer, pancreatic cancer and ovarian cancer.

Headquartered in Jersey, and with a growing global footprint, Novocure has regional operating centers in Root, Switzerland, Portsmouth, New Hampshire and Tokyo, as well as a research center in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and Twitter.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions as well as issues arising from the COVID-19 pandemic and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 24, 2022 with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Investors:
Ingrid Goldberg
investorinfo@novocure.com
610-723-7427

Media:
Leigh Labrie
media@novocure.com
610-723-7428